Exhibit 10(i)(b)(2)

THIRD AMENDMENT TO AMENDED AND RESTATED

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

THIS THIRD AMENDMENT TO AMENDED AND RESTATED COINSURANCE and MODIFIED COINSURANCE AGREEMENT (“Amendment”) effective as of 10th, October 2022 amends the AMENDED AND RESTATED COINSURANCE AND MODIFIED COINSURANCE AGREEMENT effective February 4, 2021 (the “Agreement”) by and between MEMBERS LIFE INSURANCE COMPANY (the “Company”) and CMFG LIFE INSURANCE COMPANY (“Reinsurer”).

WHEREAS, the parties wish to amend the terms of the Agreement to revise the investment guidelines attached to the Agreement to: clarify which investments constitute Alternative investments and to and adjust certain asset class limits to better align with the CMFG Life Investment policy.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained hereinafter, the parties hereto intending to be legally bound agree to amend the Agreement as follows:

Article I

Amendment to the Agreement

1.1	Amendment to Schedule 4.2 Exhibit A, The investment guidelines attached as Schedule 4.2 to the Agreement are hereby replaced in their entirety with the investment guidelines attached hereto.

IN WITNESS WHEREOF, the parties have caused the Second Amendment to Coinsurance Agreement to be executed by their duly authorized representatives and to be effective on the date first set forth above.

MEMBERS LIFE INSURANCE COMPANY	CMFG LIFE INSURANCE COMPANY

By:	By:

Print Name:	Brian J. Borakove	Print Name:	Laureen Winger

Title:	Senior Vice President	Title:	EVP, Chief Financial Officer

Date:	10/13/2022	Date:	10/13/2022

SCHEDULE 5 4.2

INVESTMENT GUIDELINES

Investment Guidelines for CMFG Life Insurance Company Risk Control Separate Accounts and Declared

Rate Separate Accounts

Broad Asset Class	Asset Class	Minimum	Maximum
Near Risk-Free		0%	100%
	Cash	--	100%
	Government	0%	100%
	Agency MBS*	0%	40%

Corporate		20%	80%
	Public – Investment Grade	20%	80%
	Private – Investment Grade	0%	25%
	High Yield	0%	10%

Other Credit		0%	30%
	Municipal	0%	10%
	Mortgage Loan	0%	30%

Structured Credit		3%	35%
	ABS	0%	20%
	CMBS	0%	20%
	CLO	0%	20%
	RMBS	0%	10%

Equity or Near-Equity		0%	15%
	Real Estate	0%	5%
	Alternative – Income	0%	7%
	Alternative – MOIC	0%	7%
	Public Equity	0%	5%

.

*A pass-through security or unleveraged CMO class

Derivatives

Derivative usage and limits on notional amounts will be set by the Board of Directors of CMFG Life Insurance Company from time to time and must comply with the CMFG Life Insurance Company Derivative Use Plan and Derivative Policy. Derivatives will not be used for speculative purposes.

Alternatives

The alternative equity allowed as part of these guidelines may be held in the form of direct limited partnership holdings in private equity funds or as equity ownership in an affiliated entity formed to hold such limited partnership holdings in private equity funds.

Transfer restrictions

Assets may be transferred into and out of the separate accounts as long as asset values exceed liability values after such transfers. Impaired securities, securities in default or assets encumbered by other agreements (modified coinsurance “segregated” assets, collateral for trusts, etc.) may not be transferred into the separate accounts.

Borrowing to Support the Separate Accounts

Assets of the Separate Accounts may be used to collateralize borrowing in order to meet short-term liquidity needs of the Separate Accounts.

Use of Funding Agreements

Assets of the Separate Accounts may be used to collateralize funding agreements with the Federal Home Loan Bank (“FHLB”). Funding agreement proceeds will be invested within the Separate Accounts in assets that are consistent with these investment guidelines and that match funding agreement liabilities. The funding agreement liabilities are recorded in each separate account so we are using separate account assets to satisfy liabilities attributable to the separate accounts. We track these assets that back the funding agreements in a separate portfolio so they can be identified separately.

Securities Lending

The Separate Accounts may participate in a securities lending program consistent with the terms of the general account securities lending program in which collateral is received for loaned securities, provided investments made with such collateral are invested within the Separate Accounts in assets consistent with these Investment guidelines and that match securities lending program liabilities.

Applicability of Guidelines to New Products

Portfolios are established within each Separate Account in order to identify the specific assets intended to support obligations associated with different contract forms. The assets within a portfolio intended to support a new product may not be diversified among the asset classes described above until the assets within that portfolio total $100 million. However, the total assets within the Separate Account will comply with these Investment Guidelines at all times

Effective:10/10/2022

 2